CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             SWISS ARMY BRANDS, INC.



          Swiss Army Brands, Inc. (the "Corporation"), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

          1. The Certificate of Incorporation of the Corporation, as heretofore amended, authorized the issuance of fourteen million (14,000,000) shares of capital stock all of par value $.10 per share, of which twelve million (12,000,000) shares were designated Common Stock and two million (2,000,000) were designated Preferred Stock.

          2. In order to increase the number of authorized shares of Common Stock of the Corporation, Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

          "FOURTH: Capital Stock. The total number of shares of capital stock ("Capital Stock") which the Corporation shall have authority to issue is twenty million (20,000,000), all of the par value $.10 per share, of which eighteen million (18,000,000) shares shall be designated Common Stock and two million (2,000,000) shares shall be designated Preferred Stock.

          Except for shares of Preferred Stock, the powers, preferences and relative, participating, optional or other special rights, including, without limitation, the right to receive dividends, and the qualifications, limitations or restrictions with respect thereto, of each share of capital stock shall be identical, share for share.

          (a) Voting. Shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which stockholders have the right to vote. Shares of Preferred Stock shall entitle the holders thereof to such vote, if any, as shall be fixed by the Board of Directors (or duly authorized committee thereof) pursuant to Article FOURTH (b).

          (b) Preferred Stock. Authority is hereby expressly granted to the Board of Directors or a duly authorized committee thereof at any time and from time to time to issue shares of Preferred Stock in one or more series and for such consideration as may be fixed from time to time by the Board of Directors, and to fix, before the issuance of any shares of a particular series of Preferred Stock, the designation of such series; the number of shares to comprise such series; the dividend rate per annum, liquidation rights and redemption price or prices, if any, of such series; the terms and conditions of any such redemption; the sinking fund provisions, if any, in respect of such series; the terms and conditions on which the shares of such series are convertible, if they are convertible; and any other rights, preferences and limitations pertaining to such series. All shares of any one series of Preferred Stock shall be identical. To the extent so fixed by the Board of Directors and consistent with applicable law, each such series of Preferred Stock shall have rights and preferences senior to the rights herein granted to the Common Stock.

          (c) Dividends. Subject to the rights of the holders of shares of Preferred Stock (if any shares of Preferred Stock shall be issued), dividends payable in cash or property are payable if, when, and as declared by the Board of Directors out of funds legally available therefor.

          (d) Reservation of Shares. Such number of shares of Common Stock as may from time to time be required for the purpose shall be reserved for issuance (i) upon conversion of any Preferred Stock which shall be convertible or any obligation of the Corporation convertible into shares of Common Stock and (ii) upon exercise of any options or warrants to purchase shares of Common Stock."

          3. This amendment to the Certificate of Incorporation has been duly adopted by the vote of the holders of a majority of the outstanding securities of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

          IN WITNESS WHEREOF, the undersigned have executed this Certificate as of this 15th day of May, 1997.


                                                    /s/ J. Merrick Taggart
                                                        J. Merrick Taggart
                                                          President



Attest:



 /s/ Thomas M. Lupinski
Thomas M. Lupinski
Secretary